                                                                       EXHIBIT 2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAW WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.


                            SECURED PROMISSORY NOTE

$3,155,670                                                  September 6, 2000
                                                            New York, New York

     For Value Received, eUniverse, Inc., a Nevada corporation ("Borrower"), hereby unconditionally promises to pay on demand to the order of New Technology Holdings Inc. ("Lender"), in lawful money of the United States of America and in immediately available funds, the aggregate principal sum of up to $3,155,670 or, if less, the aggregate principal amount of the borrowings outstanding (the "Principal Amount") together with accrued and unpaid interest thereon, in the manner set forth herein. Borrower further agrees to pay interest on the Principal Amount at the rate per annum equal to the rate reported in the Wall Street Journal as the prime rate for major banks plus 2% on the outstanding Principal Amount. Interest shall be calculated from and including the date of this Note to but not including the date such Principal Amount has been repaid in full. Interest shall be calculated on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed and shall be paid together with the outstanding Principal Amount, as provided in Section 1 of this Note.

     All borrowings evidenced by this Note and all payments (including those described in Sections 1(b)) and prepayments of the principal hereof and interest hereon and the respective date thereof shall be endorsed by the holder hereof on the grid schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof (the "Grid"); provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of Borrower under this Note.

1.   Repayment.

          (a) The outstanding Principal Amount and all interest accrued thereon shall be payable on demand; provided, however, that unless there has been an Event of Default (as defined in the Secured Note and Warrant Purchase Agreement described below), Lender agrees not to make demand prior to the six-month anniversary from the date hereof and provided, further, that Lender shall provide Borrower with ten days' advance written notice of such demand (the "Demand Notice").

          (b) Reference is hereby made to that certain amended and restated Subscriber Acquisition Agreement between Borrower and Lender dated of even date herewith (the "Subscriber Agreement"). Lender shall have the right, but not the obligation, to deduct from all amounts owed to Borrower under the Subscriber Agreement the amount of $0.35 per subscriber delivered to Lender, and apply such $0.35 per subscriber to the outstanding principal amount or interest under this Note. In the event that Lender makes deductions with respect to amounts owed to Borrower for the delivery of subscriber names pursuant to the Subscriber Agreement as described above, Lender shall set forth in the Demand Notice the aggregate amount of such deductions, and the aggregate amount of such corresponding deductions from all amounts owed to Lender pursuant hereto as computed in the manner described above.

          (c) Borrower may at any time and from time to time prepay the Principal Amount, in whole or in part, without premium or penalty.

2. Security Agreement. This Note is entitled to the benefit of that certain Security Agreement, dated of even date herewith, between Lender and Borrower (the "Security Agreement"), pursuant to which Lender is granted a first priority security interest in the Collateral (as such term is defined in the Security Agreement). This Note shall be subject to the terms and conditions set forth in such Security Agreement.

3. Note and Warrant Purchase Agreement. This Note is one of the Notes issued pursuant to a separate Note and Warrant Purchase Agreement, dated of even date herewith, between Lender and Borrower (the "Note and Warrant Purchase Agreement") and is entitled to the benefits thereof. This Note shall be subject to the terms and conditions set forth in such Note and Warrant Purchase Agreement.

4. Place of Payment; Application of Payments. All amounts payable hereunder shall be payable to Lender in United States dollars at such bank account as shall be designated by Lender in the Demand Notice in immediately available funds. Payment on this Note shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the outstanding principal balance hereof.

5. Default. Subject to the terms of the Note and Warrant Purchase Agreement, upon the occurrence of an Event of Default (as defined in the Note and Warrant Purchase Agreement) the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender with the effect provided in each of the Note and Warrant Purchase Agreement and the Security Agreement.

6. Waiver. Except as otherwise provided herein, Borrower waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. BORROWER WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY CLAIMS ARISING UNDER THIS NOTE TO THE FULLEST EXTENT PERMITTED BY LAW. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.

7. Expenses; Attorney's Fees; Collection Costs. Borrower agrees that it will pay the reasonable costs and expenses of the parties (including legal and accounting fees) in connection with this Note. Without limiting the foregoing, if there has been an Event of Default by Borrower hereunder, Lender shall be entitled to receive and Borrower agrees to pay all costs of enforcement and collection incurred by Lender, including, without limitation, reasonable attorney's fees relating thereto.

8. Successors and Assigns; Assignment. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof. Borrower may assign this Note to any of its affiliates or the affiliates of Sony Music Entertainment Inc., and such rights may be similarly assigned by such assignee.

9. Further Assurances. Borrower shall, at any time and from time to time, upon the written request of Lender, execute and deliver to Lender such further documents and instruments (including, without limitation, financing statements in connection with Lender's security interest granted hereby) and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Note.

THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE CITY OF NEW YORK,STATE OF NEW YORK, UNITED STATES OF AMERICA. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

BORROWER

EUNIVERSE, INC.

By: /s/ Brad Greenspan
    ---------------------------------

Name:  Brad Greenspan
Title: President and
        Chief Executive
        Officer


                  [SIGNATURE PAGE TO SECURED PROMISSORY NOTE]